Exhibit 4.28

Cooperation Agreement on Monternet Multimedia Messaging Services

(Translated from Chinese)

Party A: China Mobile Telecommunications Group Corporation

Party B: Beijing AirInbox Information Technologies Co., Ltd.

According to the principles of equality and mutual benefit, through friendly negotiation, both parties agree that Party B shall entrust Party A to provide communications carrier services, fee collection and other services. This Agreement is entered into in order to regulate the rights and obligations of the two parties in the course of providing services. This Agreement is effective and binding upon both parties.

1.	Cooperation Principles

Based on common interests and mutual benefit in the field of mobile data multimedia messaging services, each party shall perform this Agreement in good faith and cooperate with the other party's work.

2.	Cooperation Projects

"MMS" refers to the multimedia messaging services provided by China Mobile. Its most significant feature is its support of multimedia functions and its capacity to deliver full-functional content and information, which includes the information in multimedia format such as word, picture, voice and data.

Party A, as the network operator, shall provide the platform for MMS and communications services, and shall provide Party B with the standards for Monternet(TM) MMS service and technical standards for interfacing; Party B, as the service provider, shall develop and provide application and content services in accordance with the standards provided by Party A. Party B may connect to Party A’s MMS network platform to provide MMS service, subject to Party A's testing and approval.

3.	Mutual Obligations

(1)	Party A’s obligations

(a)
Party A shall use all kinds of promotional media (e.g. TV advertisement, posters etc.) to promote and advertise Monternet(TM) multimedia messaging services so as to attract consumers to use multimedia messaging services.

(b)	Party A shall provide Party B with technical standards for interfacing and technical support for MMS to insure Party B may successfully connect to Party A's MMS network platform.

(c)	Upon request by Party B, Party A shall provide the necessary training for Party B.

(d)
Using the MMSC system firewall of Party A and the interface of Party B as the boundary, Party A shall be responsible for maintaining all the equipment on its side and ensuring this equipment is able to perform normally.

(e)
Party A shall be responsible for the daily maintenance of the MMS network platform and for resolving technical breakdowns caused by Party A in order to ensure that application services can run normally.

(f)	Party A shall provide the network interface services for Party B without any charges, and assist Party B to connect the application services with the MMS network platform.

(g)
Party A shall be responsible for establishing the criteria and standards for the MMS operation, notifying Party B of the criteria and standards fully and unequivocally, and shall give Party B a reasonable period of time to realize these criteria and standards.

(h)
For the services provided by Party B on the MMS network platform, Party A shall calculate the fees payable by its customers pursuant to the pricing information provided by Party B and confirmed by Party A, shall collect the fees from its customers who used Party B’s services, and settle the fee with Party B pursuant to relevant provisions under Section 7 of this Agreement.

(i)
Party A shall be responsible for providing consultancy and customer services, and receiving customers’ complaints about the network, the operations platform, fees, etc. that are caused by factors on Party A’s side; with regards to complaints caused by factors on Party B’s side, Party A shall notify Party B of the relevant situation and ask Party B to resolve it as soon as possible.

(2)	Party B's obligations

(a)
Party B shall be subject to the cooperation requirements and obligations specified in the "Monternet(TM) SP Cooperation Administrative Measures--MMS Business Handbook," which is attached to this Agreement.

(b)
Party B shall use all kinds of promotional media (including Web sites, WAP sites, surface media, TV, etc.) to promote MMS services. Party B shall obtain Party A’s consent before Party B uses Party A's name and business trademark to promote Monternet(TM) MMS service; without prior written consent of Party A, Party B shall not use the name of "China Mobile" or "Monternet(TM)" to conduct any promotional activity, which is not under this Agreement.

(c)
Party B shall be responsible for providing the application server, application software, information source, dedicated line for application data and other necessary equipment and for ensuring that all the provided equipment can work normally to meet Party A's requirements.

(d)
Party B shall actively cooperate with Party A's testing of the connection point, and undertake to provide MMS service in accordance with the MMS network platform business standards and connection point technical standards provided by Party A.

(e)
Using the connection point of Party A's MMSC system firewall with Party B as the boundary, Party B shall be responsible for maintaining all equipment on its own side, and for ensuring the smooth operation of such equipment.

(f)
Party B shall immediately address any breakdown of application services caused by itself, and take practical measures to prevent re-occurrence of such breakdown. Party B shall be liable for any economic losses suffered by Party A or the customer of Party A's MMS service caused by Party B.

(g)
Party B shall negotiate and handle commercial arrangements with direct providers of the application content (such as the owners of image or music copyrights). Party B shall ensure that the information and services it provides do not violate any applicable state policies, laws or regulations, do not harm consumers’ interests or infringe on the intellectual property rights or related rights of any third parties. Party B shall be solely liable for the litigation thus incurred.

(h)	Without Party A's prior written consent, Party B shall not unilaterally provide other services, which are not confirmed by Party A, to Party A's customers.

(i)
Party B shall not provide to any other telecommunications service operator the same application service content provided to Party A, regardless of the means of transmission of the application service; otherwise, Party A is entitled to terminate the application services provided by Party B on Party A’s MMS network platform and cease making fee payments to Party B.

(j)	Party B shall clearly provide Party A with all information required for fee calculation of the services provided by Party B, and shall assume all economic and legal liabilities related thereto.

(k)	Party B shall provide Party A with all statistical information relating to the consumption of Party B's MMS services by Party A's customers.

4.	Mutual Rights

(1)	Rights of Party A

(a)	Party A shall be entitled to review or entrust a qualified institution to review the information provided by Party B and the content of Party B's application services.

(b)
Party A shall be entitled to refuse to transmit any information which contravenes the state directives, regulations and policies and other contents that Party A deems inappropriate, and require Party B to compensate Party A for any adverse impact on Party A's business and reputation due to reasons hereto.

(c)	Party A shall be entitled to demand Party B to amend, modify and delete those contents which Party A deems necessary to do so.

(d)
Party A shall be entitled to formulate appraisal standards for the application services provided by Party B, and evaluate Party B's performance in accordance with such standards. The evaluation methods are detailed in the attachment to this Agreement: Chapter 9 of the “Monternet(TM) SP Cooperation Administrative Measures, MMS Business Handbook.”

(e)	Party A shall be entitled to give guidance and supervision of the pricing policy of Party B's service.

(f)	Party A shall be entitled to receive reasonable revenue. (See Section 7 of this Agreement for details on revenue sharing.)

(2)	Rights of Party B

(a)	Party B shall be entitled to determine the pricing of its services under Party A's guidance.

(b)	Party B shall be entitled to obtain statistical data regarding customer visits to Party B's information and application service contents through the network platform.

(c)
Without Party B's consent or written authorization, Party A shall not transfer, release or resell any information products provided by Party B to any third party unrelated to this Agreement by any means.

(d)	Party B shall be entitled to receive a reasonable share of the business revenue. See Section 7 of this Agreement for details on revenue sharing.

(e)
In case of significant discrepancy between the statistics of Party A and Party B, Party B is entitled to check details together with Party A for verification, the details of which are set forth in Chapter 6 of the "Monternet(TM) SP Cooperation Administrative Measures, MMS Business Handbook".

5.	Intellectual Property Rights

(1)
Party A authorized Party B to use the trademark and the company name of Party A for the purposes agreed in this contract. Party B warrants that it shall use the trademark and company name of Party A in correct and reasonable ways and will not change or misrepresent the image and components of aforesaid trademark and company name and that it will not use trademark and company name of Party A for purposes other than those stipulated in this contract in any form.

(2)
Party A owns the copyright to the promotional materials it provides to Party B in accordance with this contract, including the ideas, design, figure, picture and words. Without prior written consent of Party A, Party B shall not use or allow any third party to use them for purposes not stipulated in this contract.

(3)
Party B warrants that the MMS content it provides to Party A does not violate any intellectual property rights of any third party. Party B shall be responsible for any claims or disputes related to the MMS content or caused by Party A’s using the MMS content and shall indemnify Party A for any losses thereby incurred by Party A.

6.	Confidentiality

(1)
For purposes of this Agreement, "Proprietary Information" refers to any information obtained by one party from the other party ("DISCLOSING PARTY") during their cooperation which is developed, created or discovered by the Disclosing Party, or is available to or transferred to the Disclosing Party that are commercially valuable to the Disclosing Party's business. Proprietary Information includes without limitation trade secrets, computer program, design technology, idea, know-how, technique, data, business and product development plan, customer's information and other information related to the business of the Disclosing Party, or confidential information obtained by the Disclosing Party from others. The Parties acknowledge that the Disclosing Party shall own Proprietary Information, and such Proprietary Information is of significant importance to such Disclosing Party. The cooperation relationship between the Parties hereto has generated the relationship of confidence and trust relating to the Proprietary Information between the parties hereto.

(2)
Without prior written consent of the Disclosing Party, the other party shall keep all Proprietary Information in confidence and may not use or disclose to any person or entity such Proprietary Information, except for normal performance of the obligations provided hereunder.

(3)
Both Parties shall bear non-disclosure responsibility for this cooperation and the details of this Agreement. Without the prior written consent of the other party, neither party shall disclose such cooperation and details of this Agreement to any third party.

7.	Revenue Sharing and Fee Settlement

(1)
The MMS will be provided by Party B to Party A’s consumers through Party A's MMS platform and telecommunication network. Therefore both parties are entitled to receive reasonable revenue under this Agreement.

(2)	Telecommunications fee generated by Party A's consumer in use of Party A's network resources to access Party B's services shall be solely borne by Party A.

(3)
Party A shall figure out the information fee receivable from its customers for use of Party B's services, 15% of which shall be taken by Party A. After Party B provides invoice to Party A's local provincial subsidiary, Party A’s local provincial subsidiary shall settle the fees with Party B.

(4)	The basis of settlement: the Monternet(TM) service fee bill shall be the basis for settlement.

(5)
Party B may, pursuant to the fee settlement bill issued by Party A's local subsidiary, conduct fee settlement with Party A's local subsidiary without entering into other agreement with Party A's local provincial subsidiary.

(6)	Settlement period: China Mobile settles with Party B monthly.

(7)	Fee calculation standards and settlement procedures are described in Chapter 6 of the "Monternet(TM) SP Cooperation Administrative Measures, MMS Business Handbook".

(8)	Pursuant to tax laws and regulations, Party A and Party B shall pay taxes arising out of performance of this Agreement respectively.

(9)	Party B shall provide Party A with its accurate bank account and related information:

Name of Beneficiary: Beijing AirInbox Information Technologies Co., Ltd.

Opening Bank:  Beijing Capital Stadium Branch, Industrial and Business Bank of China

Account No.: 0200053719200031688

8.	Liability for Breach

(1)
If any party's breach of this Agreement causes this Agreement to become unenforceable, the non-breaching party shall be entitled to terminate this Agreement and require compensation for any losses thus incurred.

(2)
If any party's breach causes adverse social impact or economic losses on the other party, the non-breaching party shall be entitled to hold the breaching party liable and require corresponding economic compensation, or to the extent of terminating this Agreement.

9.	Term of This Agreement

(1)	This Agreement shall become effective as of the date of its execution and be effective until December 31, 2007.

(2)
If both parties wish to continue the cooperation under this Agreement, the term of this Agreement shall automatically extend for one year. If one party has no intention to prolong this Agreement, it shall give written notice to the other party one month prior to its expiration.

(3)	This Agreement may be automatically terminated upon agreement by both parties during the term of this Agreement.

(4)	In case of this Agreement has no possibility to be performed due to any force majeure events, this Agreement may be automatically terminated upon settlement of all outstanding bills by both parties.

(5)
If the occurrence of a certain event makes it impossible for one party to continue performance of this Agreement, and if such event is foreseeable, such party shall notify such event to the other party within five working days after its reasonable forecast of such event, and cooperate with the other party to complete all outstanding matters. If such party fails to notify the other party of such event and thus make the other party suffer losses, such party shall indemnify the other party correspondingly.

10.	Miscellaneous

(1)	The “Monternet(TM). SP Cooperation Administrative Measures, MMS Business Handbook,” which is attached to this Agreement, has the same legal effect as this Agreement.

(2)	All matters not included in this Agreement, shall be addressed by both parties through friendly negotiation.

(3)
If any dispute arises relating the content or performance of this Agreement, the parties shall settle it through friendly consultation; if the consultation fails to resolve the dispute, either party may bring the dispute to a Chinese court with due jurisdiction.

(4)	In the event of a change in the PRC’s policies, both parties shall amend the provisions of this Agreement according to such a change.

(5)	This Agreement is made in duplicate and each party shall hold one copy. Each copy shall have the same legal effect.

Party A: China Mobile Telecommunications Group Corporation

Authorized Agent: (signature) Gao Nianshu

Date: 2007-4-27

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Authorized Agent: (signature) Wu Linguang

Date: